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                                                                     Exhibit 5.1

                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                         (Incorporated in Pennsylvania)
                              650 College Road East
                           Princeton, New Jersey 08540


                                                      June 16, 2000


SeraNova, Inc.
499 Thornall Street
Edison, NJ 08837

Gentlemen:

         In connection with the Registration Statement on Form S-1, as amended (Registration No. 333-34964) (the "Registration Statement"), filed by SeraNova, Inc., a New Jersey corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the offering of an aggregate of 16,629,413 shares of the Company's Common Stock, $.01 par value (the "Shares"), we, as counsel for the Company, have examined such corporate records, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that in our opinion, the Shares issued to Intelligroup, Inc. ("Intelligroup") are duly and validly authorized, legally issued, fully paid and non-assessable and, upon distribution by Intelligroup to its shareholders, will be duly and validly authorized, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.


                                         Very truly yours,


                                         BUCHANAN INGERSOLL
                                         PROFESSIONAL CORPORATION



                                                  /s/ David J. Sorin
                                         ---------------------------------------
                                         By David J. Sorin, a Member of the Firm